Exhibit 99.1

FOR IMMEDIATE RELEASE	February 1, 2011

For additional information contact:

Michelle Jones

626.578.6968

Jacobs Completes Acquisition of Majority of Aker Solutions’

Process & Construction Business

PASADENA, CALIF.—Jacobs Engineering Group Inc. (NYSE:JEC) announced today that it has completed the acquisition of a number of Aker Solutions’ operations within its Process and Construction (P&C) business area.

The acquisition, which Jacobs initially announced on Dec. 21, 2010, has a cash purchase price of approximately $675 million, adjusted for cash and debt acquired. Jacobs expects the acquisition to be modestly accretive to earnings in fiscal 2011. Aker Solutions is retaining Aker Projects (Shanghai) Company Limited pending regulatory clearances in China.

Aker Solutions’ P&C operations significantly expand Jacobs’ global presence in the mining and metals market; provide a new geographic region with South America; and strengthen Jacobs’ presence in China. It also enhances Jacobs’ regional presence in Australia, Europe and North America.

Jacobs President and Chief Executive Officer Craig Martin said, “This acquisition directly supports our growth model and expands our global footprint to important geographies. Additionally, Aker Solutions’ P&C business brings strength to several different areas of our business and positions us as a top-tier, global player in the mining and metals business.”

Gary Mandel, executive vice president, Aker Solutions’ Process and Construction business area, is joining Jacobs as part of the transaction. Mandel stated, “Jacobs is a solid company that has a history of success in the industry. As a customer-focused organization, we join a team that also holds its clients in the highest regard. We see enormous opportunity to provide a higher and more expansive level of support to our clients and our employees.”

Jacobs is one of the world’s largest and most diverse providers of technical, professional, and construction services.

Statements made in this release that are not based on historical fact are forward-looking statements. We base these forward-looking statements on management’s current estimates and expectations as well as currently available competitive, financial and economic data. Forward-looking statements, however, are inherently uncertain. There are a variety of factors that could cause business results to differ materially from our forward-looking statements. For a description of some of the factors which may occur that could cause actual results to differ from our forward-looking statements please refer to our 2010 Form 10-K, and in particular the discussions contained under Items 1 - Business, 1A - Risk Factors, 3 - Legal Proceedings, and 7 - Management’s Discussion and Analysis of Financial Condition and Results of Operations. We do not undertake to update any forward-looking statements made herein.